EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 8, 2012

by and among

Carrollton Bancorp,

Jefferson Bancorp, Inc.

and

Financial Services Partners Fund I, LLC

TABLE OF CONTENTS

- i -

TABLE OF CONTENTS (cont'd)
Page

- ii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2012 (this “Agreement”), is by and among Carrollton Bancorp (“Carrollton”), a Maryland corporation, Jefferson Bancorp, Inc. (“Jefferson”), a Delaware corporation, and Financial Services Partners Fund I, LLC (“FSPF”), a Delaware limited liability company.
RECITALS

A.           The Merger.  The parties intend to effect a business combination through the merger of Jefferson with and into Carrollton (the “Parent Merger”), with Carrollton continuing as the surviving entity.

B.           The Election.  In connection with the Parent Merger, the holders of common stock of Carrollton, par value $1.00 per share (“Carrollton Common Stock”), shall, prior to the Effective Time, be entitled to make an election to receive $6.20 in cash, without interest (the “Cash Election Price”) for each share of Carrollton Common Stock surrendered to Carrollton by such holders effective upon consummation of the Parent Merger (the “Election”).  The number of shares of Carrollton Common Stock which may be converted into the right to receive the Cash Election Price may not exceed 50% of the number of shares of Carrollton Common Stock outstanding at the Effective Time (the “Cash Election Number”).

C.           The Investment.  In connection with the consummation of the Parent Merger, FSPF will purchase from Jefferson 918,197 shares of Jefferson Common Stock at a per share price of $11.98, for an aggregate cash consideration equal to $11,000,000.06 (the “Investment”), with the closing of the Investment to occur immediately prior to the Effective Time.

D.           The TARP Redemption.  The United States Department of Treasury (“Treasury”) holds (i) 9,201 shares of Carrollton’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation amount $1,000 per share (the “TARP Preferred Stock”), and (ii) a warrant, dated February 13, 2009, to purchase 205,379 shares of Carrollton Common Stock at an exercise price of $6.72 per share (the “TARP Warrant”).  It is a condition to the consummation of the transactions contemplated by this Agreement that Carrollton cause the repurchase or redemption of the issued and outstanding shares of TARP Preferred Stock from Treasury and the cancellation or liquidation of the TARP Warrant on terms acceptable to the parties hereto.

E.           Board Determination.  The respective boards of directors or managers of Carrollton, Jefferson and FSPF have each determined that the Parent Merger, the Election and the other transactions contemplated hereby are consistent with and will further their respective business strategies and goals and are in the best interests of their respective interestholders, and, therefore, have approved the Parent Merger, the Election, this Agreement and the plan of merger contained in this Agreement.

F.           Intended Tax Treatment.  The parties intend the Parent Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I —
CERTAIN DEFINITIONS

Section 1.01 Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Acquisition Proposal” has the meaning set forth in Section 7.06(g)(i).

“Affiliate Agreements” has the meaning set forth in Section 6.02(k)(i)(N).

“Agreement” has the meaning set forth in the preamble hereof, as amended or modified from time to time in accordance with Section 10.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Bay Bank” means Bay Bank, FSB, a federal savings bank organized under the Laws of the United States and a wholly-owned subsidiary of Jefferson.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder.

“Book-Entry Shares” has the meaning set forth in Section 3.01(a)(ii).

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Maryland are permitted or required to be closed.

“Carrollton” has the meaning set forth in the preamble to this Agreement.

“Carrollton Articles” means the Articles of Incorporation of Carrollton, as amended.

“Carrollton Bank” means Carrollton Bank, a state-chartered bank organized under the Laws of the State of Maryland and a wholly-owned subsidiary of Carrollton.

“Carrollton Board” means the Board of Directors of Carrollton.

“Carrollton Bylaws” means the Bylaws of Carrollton, as amended.

“Carrollton Capital Stock” collectively means the Carrollton Common Stock and the TARP Preferred Stock.

“Carrollton Common Stock” has the meaning set forth in Recital B.

“Carrollton Meeting” has the meaning set forth in Section 7.02.

“Carrollton Off Balance Sheet Transaction” has the meaning set forth in Section 6.02(u).

“Carrollton Plans” has the meaning set forth in Section 6.02(m)(i).

“Carrollton Recommendation” has the meaning set forth in Section 7.02.

“Carrollton SEC Documents” has the meaning set forth in Section 6.02(g)(i).

“Carrollton Stockholder Approval” has the meaning set forth in Section 6.02(e).

“Cash Consideration” has the meaning set forth in Section 4.04(b).

“Cash Electing Share” has the meaning set forth in Section 4.02(a).

“Cash Election” has the meaning set forth in Section 4.01.

“Cash Election Number” has the meaning set forth in Recital B.

“Cash Election Price” has the meaning set forth in Recital B.

“Cash Proration Factor” has the meaning set forth in Section 4.03(b)(i).

“Certificates” has the meaning set forth in Section 3.01(a)(ii).

“Change in Recommendation” has the meaning set forth in Section 7.06(b).

“Claim” has the meaning set forth in Section 7.13(e).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“COBRA Coverage” has the meaning set forth in Section 6.02(m)(xii).

“Code” has the meaning set forth in Recital F.

 “Continuing Employees” has the meaning set forth in Section 7.13(a).

“Covered Parties” has the meaning set forth in Section 7.13(f).

“CRA” has the meaning set forth in Section 6.02(j)(i).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the time on the Effective Date as provided for in Section 2.03.

“Election” has the meaning set forth in Recital B.

“Election Deadline” has the meaning set forth in Section 4.04(c).

“Election Form” has the meaning set forth in Section 4.04(a).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“EPCRS” has the meaning set forth in Section 6.02(m)(viii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 6.02(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 4.04(b).

“Exchange Fund” has the meaning set forth in Section 4.04(b).

“Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Fannie Mae” has the meaning set forth in Section 6.02(cc).

“FDIA” has the meaning set forth in Section 6.02(c)(iv).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Freddie Mac” has the meaning set forth in Section 6.02(cc).

 “FSPF” has the meaning set forth in the preamble to this Agreement.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 7.13(e).

“Information” has the meaning set forth in Section 7.21.

“Insurance Amount” has the meaning set forth in Section 7.13(g).

“Investment” has the meaning set forth in Recital C.

“IRS” means the Internal Revenue Service.

“Jefferson” has the meaning set forth in the preamble to this Agreement.

“Jefferson Board” means the Board of Directors of Jefferson.

“Jefferson Common Stock” means the common stock, par value $0.01 per share, of Jefferson.

“Jefferson Financial Statements” has the meaning set forth in Section 6.03(g)(i).

“Jefferson Plan” has the meaning set forth in Section 6.03(l).

“Jefferson Stock Option” has the meaning set forth in Section 3.05.

The term “knowledge” means the actual knowledge after reasonable investigation (i) with respect to Jefferson, by the executive officers and directors of Jefferson or Bay Bank and (ii) with respect to Carrollton, by the executive officers and directors of Carrollton and Carrollton Bank.

“Law” or “Laws” means all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions or decrees of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means, with respect to Jefferson or Carrollton, any effect that (A) is material and adverse to the financial position, results of operations or business of Jefferson and its Subsidiaries taken as a whole, or Carrollton and its Subsidiaries taken as a whole, respectively, or (B) would materially impair the ability of any of Jefferson, FSPF or Carrollton to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (i) any change in banking Laws, or of other Laws, in each case of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business, political or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (iv) actions and omissions of a party hereto (or any of its Subsidiaries) taken at the direction of the other party or parties in contemplation of the transactions contemplated hereby or taken as specifically provided in this Agreement, (v) the direct effects of the entry into or  announcement of this Agreement and compliance with its terms on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (vi) any item Previously Disclosed in a party’s Disclosure Schedule, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or natural disasters, or (viii) a decline in a party’s common stock price or failure to meet any internal or analyst projections (it being agreed that these exceptions do not cover the underlying reason for such stock price decline or failure to meet projections, except to the extent that such reason is within the scope of other exceptions within this definition).

“Material Contracts” has the meaning set forth in Section 6.02(k)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as described in Section 2.01 and Section 2.02, respectively.

“Merger Consideration” has the meaning set forth in Section 3.01(a)(i).

“Merger Shares” has the meaning set forth in Section 6.04(e).

“MGCL” means the Maryland General Corporation Law.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Electing Share” has the meaning set forth in Section 4.02(b).

“OCC” means the Office of the Comptroller of the Currency.

“OCFR” means the Office of the Commissioner of Financial Regulation of Maryland.

“Parent Merger” has the meaning set forth in Recital A.

“Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.02(m)(vi).

“Person” has the meaning set forth in Section 6.02(k)(i)(D).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.  Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to such other Section if (i) such information is explicitly discussed in that Section of the Disclosure Schedule, (ii) such other Section shall be cross-referenced in another Section of the Disclosure Schedule, or (iii) a particular fact’s or item’s relevance is reasonably apparent on the face of such disclosure.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“RAP Cycle” has the meaning set forth in Section 6.02(m)(viii).

“Record Date” has the meaning set forth in Section 4.01.

“Regulatory Authority” shall mean any Governmental Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the OCFR, the FRB, the FDIC, the OCC, the Treasury and the SEC).

“Representatives” has the meaning set forth in Section 7.06(a)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary,” “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” has the meaning set forth in Section 7.06(g)(ii).

“Takeover Laws” has the meaning set forth in Section 6.02(o).

“Takeover Provisions” has the meaning set forth in Section 6.02(o).

“TARP” means the Troubled Asset Relief Program.

“TARP Preferred Stock” has the meaning set forth in Recital D.

“TARP Redemption” has the meaning set forth in Recital D.

“TARP Warrant” has the meaning set forth in Recital D.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto),the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person, or otherwise including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any Laws relating to any Taxes.

“Termination Date” has the meaning set forth in Section 9.01(c).

“Termination Fee” has the meaning set forth in Section 9.02(a).

“Treasury” has the meaning set forth in Recital D.

ARTICLE II  —
THE MERGER

Section 2.01 The Parent Merger.  At the Effective Time, (i) Jefferson shall be merged with and into Carrollton, and (ii) the separate corporate existence of Jefferson shall cease and Carrollton shall survive and continue to exist as a Maryland corporation.  The Carrollton Articles, in the form attached hereto as Exhibit A, shall be the Articles of Incorporation of the surviving corporation, and the Carrollton Bylaws, in the form attached hereto as Exhibit B, shall be the Bylaws of the surviving corporation.

Section 2.02 The Subsidiary Merger.  As soon as practicable after the execution and delivery of this Agreement, Carrollton Bank and Bay Bank shall enter into an agreement (the “Agreement to Merge”), pursuant to which Carrollton Bank will merge with and into Bay Bank (the “Subsidiary Merger”).  The Agreement to Merge shall provide that the closing of the Subsidiary Merger shall take place simultaneously with the Closing and that the Subsidiary Merger shall become effective at the Effective Time.  Upon consummation of the Subsidiary Merger, the separate corporate existence of Carrollton Bank shall cease and Bay Bank shall survive and continue to exist as a federal savings bank organized under the Laws of the United States.

Section 2.03 Effectiveness of the Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the Parent Merger shall become effective upon the occurrence of the filing by Jefferson of the certificate of merger with Secretary of State of Delaware pursuant to Section 251 of the DGCL and the filing by Carrollton of the articles of merger with the Maryland State Department of Assessments and Taxation in accordance with Section 3-107 of the MGCL, or such later date and time as may be set forth in such filings (the time the Parent Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

Section 2.04 Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the closing of the Parent Merger (the “Closing”) will take place at such location as the parties may mutually agree at 11:00 a.m., Eastern Time, on (i) the date designated by Carrollton that is within fifteen (15) days following the satisfaction or waiver of the conditions set forth in ARTICLE VIII, other than those conditions that by their nature are to be satisfied at the Closing (subject to such conditions being satisfied at the Closing, the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the Termination Date, as may be extended pursuant to Section 9.01(c), or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing (the “Closing Date”).

ARTICLE III —
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Effect on Capital Stock.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) Jefferson Common Stock.

(i) Each share of Jefferson Common Stock issued and outstanding immediately prior to the Effective Time, including shares purchased by FSPF in connection with the Investment, other than shares of Jefferson Common Stock to be cancelled and retired pursuant to Section 3.01(b), shall be converted into the right to receive 2.2217 shares (the “Exchange Ratio”) of Carrollton Common Stock (the “Merger Consideration”).

(ii) As of the Effective Time, all such shares of Jefferson Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of record of a certificate or certificates (“Certificates”) and or non-certificated share(s) represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented any such share(s) of Jefferson Common Stock shall cease to have any rights with respect thereto, other than to receive the consideration provided under this ARTICLE III.

(b) Cancellation of Treasury Stock and Carrollton-Owned Jefferson Common Stock.  Each share of Jefferson Common Stock that is owned immediately prior to the Effective Time by Jefferson, Carrollton, or by any of their respective wholly-owned Subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be issued in exchange therefor.

(c) Outstanding Carrollton Capital Stock.  Each share of Carrollton Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger, except by virtue of the Election.

Section 3.02 Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of Carrollton Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger; instead, such fractional shares shall be rounded up to the nearest whole share and Carrollton shall issue to each holder of Jefferson Common Stock who would otherwise be entitled to a fractional share of Carrollton Common Stock one additional share of Carrollton Common Stock.

Section 3.03 Exchange Procedures.

(a) Exchange of Shares.  Carrollton, or its exchange agent, shall mail to FSPF and to each holder of record of one or more shares of Jefferson Common Stock as of immediately prior to the Effective Time instructions for effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender of a Certificate or Book Entry Shares and such other documents as may reasonably be required by Carrollton or its exchange agent, each holder of shares of Jefferson Common Stock that have been converted into a right to receive the Merger Consideration will be entitled to receive in exchange therefor shares of Carrollton Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01(a)(i) (after taking into account all shares of Jefferson Common Stock then held by such holder).

(b) No Further Ownership Rights in Jefferson Common Stock.  All shares of Carrollton Common Stock issued shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Jefferson Common Stock previously represented by such Certificates and/or Book-Entry Shares.

(c) Further Assurances.  After the Effective Time, the officers and directors of Carrollton will be authorized to execute and deliver, in the name and on behalf of Jefferson, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Jefferson, any other actions and things to vest, perfect or confirm of record or otherwise in Carrollton any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Carrollton as a result of, or in connection with, the Merger.

Section 3.04 Anti-Dilution Provisions.

If, between the date hereof and the Effective Time, Carrollton or Jefferson undergoes a stock split, stock dividend, extraordinary dividend, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and the Cash Election Price shall be proportionately adjusted to provide the Carrollton and Jefferson stockholders with the same economic effect as contemplated by this Agreement prior to such event.

Section 3.05 Options.  At the Effective Time, whether or not then exercisable, each outstanding option to purchase shares of Jefferson Common Stock (each, a “Jefferson Stock Option”) shall be assumed by Carrollton.  Each Jefferson Stock Option assumed by Carrollton will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including any vesting restrictions), except for administrative changes and changes to which the holder consents, and provided that (i) the number of shares of Carrollton Common Stock to be subject to such Jefferson Stock Option shall be equal to the product of the number of shares of Jefferson Common Stock subject to the Jefferson Stock Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Carrollton Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and (ii) the exercise price per share of Carrollton Common Stock shall be equal to the exercise price per share of Jefferson Common Stock under the original Jefferson Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

ARTICLE IV  —
CASH ELECTION

Section 4.01 Election.

Each Person who, as of the close of business on the record date for the Carrollton Meeting (the “Record Date”), is a record holder of Carrollton Common Stock will be entitled, with respect to any or all of such holder’s shares of Carrollton Common Stock, to make an election (a “Cash Election”) to receive the Cash Election Price on the basis hereinafter set forth.

Section 4.02 Effect on Carrollton Common Stock.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) each share of Carrollton Common Stock outstanding immediately prior to the Effective Time for which a Cash Election has been effectively made and not revoked (a “Cash Electing Share”) shall be converted, subject to proration as set forth in Section 4.03, into the right to receive the Cash Election Price, as may be adjusted pursuant to Section 3.04; and

(b) each share of Carrollton Common Stock outstanding immediately prior to the Effective Time that is not a Cash Electing Share shall, following the Effective Time, continue to represent one share of Carrollton Common Stock, as may be adjusted pursuant to Section 3.04 (a “Non-Electing Share”).

Section 4.03 Proration of Election Price.

(a) The number of shares of Carrollton Common Stock to be converted into the right to receive the Cash Election Price at the Effective Time shall not exceed the Cash Election Number.

(b) If the number of Cash Electing Shares exceeds the Cash Election Number, then such Cash Electing Shares shall be treated in the following manner:

(i) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing the Cash Election Number by the total number of Cash Electing Shares.

(ii) A number of Cash Electing Shares covered by each stockholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price; provided, however, that any fractional Cash Electing Shares resulting from such multiplication shall be rounded down to the next whole share.

(iii) Each Cash Electing Share, other than those shares of Carrollton Common Stock converted into the right to receive the Cash Election Price in accordance with Section 4.03(b)(ii), shall, following the Effective Time, continue to represent one share of Carrollton Common Stock as if such shares were not Cash Electing Shares.

Section 4.04 Election Procedures; Exchange Agent.

(a) Prior to the date of the Carrollton Meeting, Carrollton shall prepare a form, subject to the approval of Jefferson, which shall not be unreasonably withheld (an “Election Form”), pursuant to which a holder of record of Carrollton Common Stock as of the Record Date may make a Cash Election with respect to each share of Carrollton Common Stock owned by such holder.  Carrollton shall cause an Election Form to be included with the Proxy Statement and mailed to each holder of record of Carrollton Common Stock as of the Record Date.

(b) Prior to the Record Date, Carrollton and Jefferson shall appoint an agent (the “Exchange Agent”) for the purpose of receiving Election Forms and determining and distributing, in accordance with this ARTICLE IV, the amount of cash to be received by each holder of Cash Electing Shares (the “Cash Consideration”).  Immediately after the Effective Time, Carrollton shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Cash Electing Shares, for exchange in accordance with this ARTICLE IV, subject to Section 4.05(a), an amount of cash necessary to satisfy the aggregate Cash Consideration required to be paid pursuant to this ARTICLE IV (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in accordance with merger transactions.  At the Effective Time or promptly thereafter, Carrollton shall send, or shall cause the Exchange Agent to send, to each holder of record of Carrollton Common Stock as of the Record Date, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the applicable Certificate to the Exchange Agent or, with respect to Book-Entry Shares, receipt by the Exchange Agent of an “agent’s message”) for effecting the exchange for Cash Consideration.

(c) A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., Eastern Time, on the date of the Carrollton Meeting (the “Election Deadline”) an Election Form covering the shares of Carrollton Common Stock to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form.  Any share of Carrollton Common Stock with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 4.04(c) by the Election Deadline shall be deemed to be a Non-Electing Share.  A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Carrollton Common Stock to which such revised Election Form applies.  Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Carrollton Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Carrollton Common Stock.  Any termination of this Agreement in accordance with Section 9.01 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) Carrollton and Jefferson jointly, not severally, shall have the right to make rules or adopt procedures, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections are to be taken into account in making the determinations required by this Section 4.04 and the payment of the Cash Consideration.

Section 4.05 Exchange, Surrender and Payment Procedures.

(a) Each holder of a Book-Entry Share or a Certificate representing one or more Cash Electing Shares shall be entitled to receive, upon surrender to the Exchange Agent of such Book-Entry Share or Certificate, together with a properly completed letter of transmittal and such other documents as may reasonably be required by Carrollton or the Exchange Agent, the Cash Election Price for each Cash Electing Share represented by such Certificate/Book-Entry Share, subject to proration as set forth in Section 4.03.  Until so surrendered, each such Certificate/Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Cash Election Price for each Cash Electing Share represented by such Certificate/Book-Entry Share.

(b) If by virtue of the provisions of Section 4.03, a holder of Carrollton Common Stock holds a Certificate as to which some but not all of the shares are Cash Electing Shares, upon surrender of such Certificate and the other documentation required by Section 4.05(a), the Exchange Agent will deliver to such holder the Cash Election Price for each of the Cash Electing Shares represented by such Certificate and a new Certificate for that number of shares of Carrollton Common Stock equal to the number of shares represented by the surrendered Certificate that were not Cash Electing Shares.

(c) If any portion of the Cash Election Price is to be paid to a Person other than the Person in whose name the surrendered Certificate/Book-Entry Share is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate/Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Any Cash Consideration remaining unclaimed by holders of  Carrollton Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Carrollton free and clear of any claims or interest of any Person previously entitled thereto.

Section 4.06 Withholding Rights.

Each of the Exchange Agent and Carrollton, as the surviving corporation in the Parent Merger, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Exchange Agent or Carrollton, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Carrollton Common Stock, in respect of which the Exchange Agent or Carrollton, as the case may be, made such deduction and withholding.

Section 4.07 Lost Certificates

If any Certificate evidencing one or more shares of Carrollton Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Carrollton, as the surviving corporation in the Parent Merger, the posting by such Person of a bond, in such reasonable amount as Carrollton may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Cash Consideration, as the case may be, to be paid in respect of the shares represented by such Certificate, as contemplated by this ARTICLE IV.

ARTICLE V —
ACTIONS PENDING ACQUISITION

Section 5.01 Forbearances of Carrollton.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Jefferson, which consent shall not be unreasonably withheld, Carrollton will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  (i) Conduct the business of Carrollton and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect, or (ii) enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by generally accepted accounting principles or applicable Law.

(b) Capital Stock.  Other than pursuant to this Agreement and Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Carrollton Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Carrollton Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable Law, or otherwise by the FDIC, OCFR or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Carrollton or dividends to be paid in connection with the TARP Preferred Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any current or former director, officer, employee or other service provider of or to Carrollton or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans.  Enter into, establish, adopt or amend (except as may be required by applicable Law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Carrollton or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions.  Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents.  Amend the Carrollton Articles, Carrollton Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Carrollton’s Subsidiaries.

(i) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create an adverse precedent that could be relied upon by a third party for any other material claim, action or proceeding and that involves money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Carrollton and its Subsidiaries.

(l) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VIII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Regulatory Authority.

(m) Risk Management.  Except pursuant to applicable Law or as required by the FDIC, OCFR or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness.  Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures.  Make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $150,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, Etc.  Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(q) Taxes.  (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Carrollton or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Carrollton or any of its Subsidiaries substantially in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(r) Commitments.  Agree or commit to do any of the foregoing.

Section 5.02 Forbearances of Jefferson.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Carrollton, which consent shall not be unreasonably withheld, Jefferson will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  (i) Conduct the business of Jefferson and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect, or (ii) enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by generally accepted accounting principles or applicable Law.

(b) Capital Stock.  Other than pursuant to this Agreement and Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Jefferson Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Jefferson Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable Law, or otherwise by the OCC or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Jefferson, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Benefit Plans.  Enter into, establish, adopt or amend (except as may be required by applicable Law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Jefferson or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(e) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(f) Acquisitions.  Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(g) Governing Documents.  Amend the Certificate of Incorporation of Jefferson, the Bylaws (or similar governing documents) of Jefferson or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Jefferson’s Subsidiaries.

(h) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(i) Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(j) Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create an adverse precedent that could be relied upon by a third party for any other material claim, action or proceeding and that involves money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Jefferson and its Subsidiaries.

(k) Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VIII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Regulatory Authority.

(l) Risk Management.  Except pursuant to applicable Law or as required by the FDIC, OCFR or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(m) Indebtedness.  Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(n) New Offices, Office Closures, Etc.  Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(o) Taxes.  (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Jefferson or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Jefferson or any of its Subsidiaries substantially in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(p) Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI   —
REPRESENTATIONS AND WARRANTIES

Section 6.01 Disclosure Schedules.  On or prior to the date hereof, Carrollton has delivered to Jefferson a schedule and Jefferson has delivered to Carrollton a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.02 or Section 6.03 or to one or more of its respective covenants contained in ARTICLE V and ARTICLE VII; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event, development, change, effect or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

Section 6.02 Representations and Warranties of Carrollton.  Subject to Section 6.01 and except as Previously Disclosed, Carrollton hereby represents and warrants to Jefferson:

(a) Organization, Standing and Authority.  Carrollton is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and is duly licensed or qualified to do business in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.  Carrollton is registered as a bank holding company under the BHC Act.  Carrollton Bank is a state-chartered non-member bank duly organized, validly existing and in good standing under the Laws of the State of Maryland.  Carrollton Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

(b) Capital Structure of Carrollton.  The authorized capital stock of Carrollton consists of (i) 10,000,000 shares of Carrollton Common Stock, of which 2,576,388 shares are issued and outstanding as of April 8, 2012 and (ii) 9,201 shares of TARP Preferred Stock, all of which are issued and outstanding as of April 8, 2012.  500,000 shares of Carrollton Common Stock are authorized and reserved for issuance upon exercise of Carrollton Stock Options as of April 8, 2012.  The outstanding shares of Carrollton Common Stock and TARP Preferred Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights).  Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Carrollton Common Stock or TARP Preferred Stock authorized and reserved for issuance, (ii) Carrollton does not have any Rights issued or outstanding with respect to Carrollton Common Stock or TARP Preferred Stock and (iii) Carrollton does not have any commitment to authorize, issue or sell any Carrollton Common Stock or TARP Preferred Stock, except pursuant to the terms of the TARP Warrant.  The shares of Carrollton Common Stock to be issued in exchange for shares of Jefferson Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be listed on the Nasdaq Global Market, will have the same rights as every other share of Carrollton Common Stock and will be subject to no preemptive rights.

(c) Subsidiaries.

(i) (A) Carrollton has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Carrollton owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Carrollton’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Carrollton or its Subsidiaries are fully paid and nonassessable and are owned by Carrollton or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Carrollton does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Carrollton’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) Carrollton Bank is an “insured bank” as defined in the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder (the “FDIA”).

(d) Corporate Power.  Each of Carrollton and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Carrollton has the corporate power and authority to execute and deliver and, subject to the satisfaction of the conditions set forth at Section 8.01(a) - (c), perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the MGCL.  Carrollton Bank has the corporate power and prior to the Effective Time will have the corporate authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement.  Subject to the affirmative vote of two-thirds of the votes cast by the holders of Carrollton Common Stock entitled to vote thereon at the Carrollton Meeting as set forth in Section 7.02 (the “Carrollton Stockholder Approval”), which is the only stockholder vote required to approve this Agreement pursuant to the MGCL and the Carrollton Articles, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Carrollton and the Carrollton Board prior to the date hereof.  This Agreement is a valid and legally binding obligation of Carrollton, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by Carrollton or any of its Subsidiaries in connection with the execution, delivery or performance by Carrollton of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 8.01(b); (C) the filing of the Proxy Statement; (D) the filing of the articles of merger with the Department of Assessments and Taxation of the State of Maryland; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of Carrollton Common Stock in the Parent Merger; and (F) the expiration or termination of any applicable waiting period under the HSR Act.  As of the date hereof, except as Previously Disclosed, Carrollton is not aware of any reason related to Carrollton or its Subsidiaries why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of regulatory approvals, the Carrollton Stockholder Approval and third-party consents with respect to Material Contracts as Previously Disclosed, the expiration of certain regulatory waiting periods and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license or any Material Contract of Carrollton or of any of its Subsidiaries or to which Carrollton or any of its Subsidiaries or properties is subject or bound except for any breach, violation, default, Lien, acceleration or right of termination which would not, individually or in the aggregate, result in a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the Carrollton Articles or the Carrollton Bylaws, or (C) require any consent or approval under any such Law, governmental permit or license or Material Contract.

(g) Financial Information and SEC Documents.

(i) Each of the consolidated balance sheets of Carrollton and its Subsidiaries and the related consolidated statements of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last three (3) years included in any annual report and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries on or prior to the Effective Time with the SEC under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Carrollton SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such Carrollton SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Carrollton and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows in such Carrollton SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Carrollton and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Except as Previously Disclosed, for the last three (3) years, Carrollton has filed all Carrollton SEC Documents required to be filed under applicable Law.  As of their respective filing dates or the filing dates of amendments, the Carrollton SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, and none of the Company SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) The records, systems, controls, data and information of Carrollton and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Carrollton or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 6.02(g)(iii).  Carrollton (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed and maintained to ensure that material information relating to Carrollton, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Carrollton by others within those entities, and (B) has disclosed, based on the most recent evaluation by such officers prior to the date hereof, to Carrollton’s outside auditors and the audit committee of Carrollton’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Carrollton’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Carrollton’s internal controls over financial reporting.  These disclosures, if any, were made in writing by management to Carrollton’s auditors and audit committee and a copy has previously been made available to Jefferson.  As of the date hereof, and except as Previously Disclosed, Carrollton knows of no reason related to Carrollton to believe that Carrollton’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2011, (A) through the date hereof, neither Carrollton nor any of its Subsidiaries nor, to Carrollton’s knowledge, any director, officer, employee, auditor, accountant or representative of Carrollton or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of Carrollton or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Carrollton or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Carrollton or any of its Subsidiaries, whether or not employed by Carrollton or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Carrollton or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of Carrollton or any committee thereof or to any director or officer of Carrollton.

(h) Litigation.  Except as Previously Disclosed, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Carrollton’s knowledge, threatened against or affecting Carrollton or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Carrollton or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Carrollton nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Carrollton nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws.  Except as Previously Disclosed, each of Carrollton and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act, and the rules and regulations promulgated thereunder, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing or have any such licenses would not constitute a Material Adverse Effect, and, to Carrollton’s knowledge, no suspension or cancellation of any such permits, licenses, authorizations, orders or approvals is threatened; and

(iii) has not received, since December 31, 2008, any notification or communication from any Governmental Authority (A) asserting that Carrollton or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization.

(k) Material Contracts; Defaults.

(i) Except as set forth in Carrollton’s Disclosure Schedule, neither Carrollton nor any of its Subsidiaries is a party to or is bound by any contract of the following types that involve Carrollton or any of its Subsidiaries:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $50,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any indebtedness for borrowed money of Carrollton or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(C) Any employment, severance, consulting or management services contract or any confidentiality or proprietary rights contract with any employee or other service provider of or to Carrollton or any of its Subsidiaries;

(D) Any contract containing covenants limiting the freedom of Carrollton or any of its Subsidiaries to compete in any line of business or to compete with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, stock issuance, or other plan or arrangement still in effect (or pursuant to which Carrollton or any of its Subsidiaries has any remaining obligation to any party) for the benefit of Carrollton’s or any of its Subsidiaries’ current or former directors, officers, employees, and other service providers;

(G) Any material intellectual property license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(H) Any material contract with any director, officer or key employee of Carrollton or any of its Subsidiaries or any arrangement under which Carrollton or any of its Subsidiaries has advanced or loaned any amount to any of their directors, officers, and employees;

(I) Any contract of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of Carrollton or any of its Subsidiaries;

(K) Any contract of any kind whatsoever that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on Carrollton or its Subsidiaries as a whole;

(M) Any contract pursuant to which Carrollton or any of its Subsidiaries has any obligation to share revenues or profits derived from Carrollton or any of its Subsidiaries with any other entity; and

(N) Any contract between Carrollton or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Carrollton or any of its Subsidiaries, or any natural person related by blood or marriage to such natural person, on the other hand (collectively, “Affiliate Agreements”).

(ii) “Material Contracts” shall mean those contracts on Carrollton’s Disclosure Schedule listed under Section 6.02(k) or contracts that should have been listed by Carrollton on such Disclosure Schedule pursuant to this Section 6.02(k).  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (i) as to Carrollton or any of its Subsidiaries, as the case may be, and (ii) to the knowledge of Carrollton, as to the other parties to such Material Contracts.  Except as disclosed in Carrollton’s Disclosure Schedule, Carrollton and/or its Subsidiaries, as applicable, and to the knowledge of Carrollton, each other party to the Material Contracts, has in all material respects performed and is performing all obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither Carrollton nor any of its Subsidiaries, and to the knowledge of Carrollton, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Carrollton nor any of its Subsidiaries has received any notice that any of the Material Contracts will be terminated or will not be renewed.  Neither Carrollton nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Carrollton, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers.  Except as Previously Disclosed, no action has been taken by Carrollton that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 6.02(m)(i) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Carrollton or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Carrollton or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or as to which Carrollton, any of its Subsidiaries, or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Carrollton Plans”).  Neither Carrollton, any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Carrollton Plan that would affect any current or former employee, director or other service provider of or to Carrollton, any of its Subsidiaries, or any ERISA Affiliate.

(ii) With respect to each of the Carrollton Plans, Carrollton has heretofore made available to Jefferson true and complete copies of each of the following documents: (i) the Carrollton Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Carrollton Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Carrollton Plan, and all material employee communications relating to such Carrollton Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Carrollton Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each Carrollton Plan.

(iii) No liability under Title IV of ERISA has been incurred by Carrollton, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Carrollton, any Subsidiary of Carrollton or any ERISA Affiliate of incurring a liability under such Title.  No Carrollton Plan subject to Section 412, 430, 431 or 432 of the Code or Section 302, 303, 304 or 305 of ERISA has (i) incurred an accumulated funding deficiency, whether or not waived, or (ii) been, is, or would be (if the provisions of Section 430 applied to such Carrollton Plan) in “at-risk status.”  None of the assets of Carrollton, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(iv) Neither Carrollton nor any of its Subsidiaries, nor any ERISA Affiliate, nor any of the Carrollton Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Carrollton, any of its Subsidiaries, any ERISA Affiliate, any of the Carrollton Plans or any such trust could, (either directly or pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Carrollton Plan), be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(v) All contributions required to have been made under the terms of each Carrollton Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Carrollton Plan have been properly accrued and reflected in the financial statements in the Carrollton SEC Documents.

(vi) The only Carrollton Plan that is subject to Title IV of ERISA is the Carrollton Bank Retirement Income Plan (the “Pension Plan”).  As of the date of the most recent actuarial valuation of the Pension Plan (reporting as of January 1, 2011), the then fair market value of the assets held under the Pension Plan exceeded the “Total Present Value of Accumulated Plan Benefits” for the Pension Plan (as defined in such actuarial report).  There has been no “reportable event” within the meaning of Section 4043 of ERISA which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Carrollton Plan that is subject to Title IV of ERISA, other than any reportable event occurring by reason of the transactions contemplated by this Agreement.

(vii) None of the Carrollton Plans is, and neither Carrollton, nor any of its Subsidiaries, nor any ERISA Affiliate has within the last six years contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(viii) Each Carrollton Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP Cycle, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Carrollton Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status.  No Carrollton Plan is the subject of any pending correction or application under EPCRS.

(ix) Each of the Carrollton Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements.  Each of the Carrollton Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(x) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to Carrollton, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code.  Each Person who performs services for Carrollton or any of its Subsidiaries, has been, and is, properly classified by Carrollton or the Subsidiary as an employee or independent contractor.

(xi) There are no claims pending, or, to the knowledge of Carrollton, threatened or anticipated (other than routine claims for benefits) against or involving any Carrollton Plan, the assets of any Carrollton Plans or against Carrollton, any of its Subsidiaries, or any ERISA Affiliate with respect to any Carrollton Plan.  There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Carrollton Plan or any fiduciary thereof (other than rules of general applicability).  There are no pending or, to the knowledge of Carrollton, threatened audits or investigations by any Governmental Authority involving any Carrollton Plan.

(xii) Each Carrollton Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Title I of ERISA) has been operated in compliance in all material respects with (i) the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, (ii) Section 4980D of the Code, and (iii) Title I of ERISA, in each case to the extent applicable.  No Carrollton Plan or other written or oral agreement exists which obligates Carrollton to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to Carrollton following such current or former employee’s or consultant’s termination of employment or consultancy with Carrollton, other than (i) COBRA Coverage or coverage mandated by state Law, or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).  No Carrollton Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(xiii) Each Carrollton Plan may be amended or terminated without liability to Carrollton or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Carrollton Plan.  Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries.

(xiv) Each Carrollton Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Carrollton Plan).  None of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(xv) No Carrollton Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xvi) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to Carrollton or any of its Subsidiaries are fully insured by a third party insurance carrier.

(xvii) Each Carrollton Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), in each case as amended, to the extent applicable.

(n) Labor Matters.  Neither Carrollton nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Carrollton or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Carrollton or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Carrollton’s knowledge, threatened, nor is Carrollton aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws.  Carrollton has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of any state (collectively, “Takeover Laws”), including, without limitation, the State of Maryland, applicable to it.  Carrollton has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Carrollton’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters.  Except as Previously Disclosed, to Carrollton’s knowledge, neither the conduct nor operation of Carrollton or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Carrollton’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Carrollton’s knowledge, neither Carrollton nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law.  To Carrollton’s knowledge, neither Carrollton nor any of its Subsidiaries has received any notice from any Person that Carrollton or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have any unresolved liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.  Neither Carrollton nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law.  To Carrollton’s knowledge, Carrollton and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters.

(i) Carrollton and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) Carrollton and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Carrollton and its Subsidiaries have established reserves in the financial statements in the Carrollton SEC Documents for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, (C) Carrollton and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) Carrollton and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the financial statements in the Carrollton SEC Documents, and (E) no claim has ever been made by any taxing authority in any jurisdiction in which Carrollton and/or its Subsidiaries does not file Tax Returns that Carrollton and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Carrollton and its Subsidiaries have furnished or otherwise made available to Carrollton true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) except as Previously Disclosed, there are no current audits, investigations or examinations with respect to any Tax Returns of Carrollton and its Subsidiaries, and Carrollton has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Carrollton or its Subsidiaries.

(v) (A) Neither Carrollton nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Carrollton nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Carrollton is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law).

(vi) (A) Carrollton and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax Law), (B) neither Carrollton nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) To the knowledge of Carrollton, Carrollton and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither Carrollton nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither Carrollton nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Carrollton is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) As of the date hereof, neither Carrollton nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments.  All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Carrollton’s own account, or for the account of one or more of Carrollton’s Subsidiaries or their customers (all of which are listed on Carrollton’s Disclosure Schedule), were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Carrollton or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Carrollton nor its Subsidiaries, nor to Carrollton’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records; Minute Books.  The books and records of Carrollton and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies contained or reflected therein and they fairly reflect the substance of events and transactions included therein.  The minute books of Carrollton and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its stockholder(s) and Board of Directors (including committees of its Board of Directors).

(t) Insurance.  Section 6.02(t) of Carrollton’s Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by Carrollton or its Subsidiaries.  Carrollton and its Subsidiaries are insured with insurers reasonably determined by Carrollton to be reputable against such risks and in such amounts as the management of Carrollton reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Carrollton and its Subsidiaries are not in material default thereunder; and all material claims and material potential claims of which Carrollton is aware or has reason to believe exist have been filed in due and timely fashion.

(u) Carrollton Off Balance Sheet Transactions.  Section 6.02(u) of Carrollton’s Disclosure Schedule sets forth a true and complete list of all affiliated Carrollton entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Carrollton or any of its Subsidiaries or any officer or director of Carrollton or any of its Subsidiaries has an economic or management interest.  Section 6.02(u) of Carrollton’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Carrollton affiliated entity, Carrollton, any of its Subsidiaries, and any officer or director of Carrollton or any of its Subsidiaries that are not reflected in the consolidated financial statements of Carrollton (each, a “Carrollton Off Balance Sheet Transaction”), along with the following information with respect to each such Carrollton Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Carrollton or any of its Subsidiaries; and (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Carrollton or any of its Subsidiaries to fund any obligations under any such transaction.

(v) Material Adverse Change.  Except as Previously Disclosed, since December 31, 2011, a Material Adverse Effect has not occurred with respect to Carrollton.

(w) Properties.  Carrollton and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the financial statements in the Carrollton SEC Documents as being owned by Carrollton as of December 31, 2011 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens or claims on properties acquired in foreclosure or on account of debts previously contracted.  All leases pursuant to which Carrollton or any of its Subsidiaries, as lessee, leases any material real or personal property (except for leases that have expired by their terms or that Carrollton or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Carrollton’s knowledge, the lessor.

(x) Loans.  Except as would not reasonably be expected to adversely affect Carrollton and its Subsidiaries (taken together) in any material respect, either individually or in the aggregate, each loan reflected as an asset in the financial statements in the Carrollton SEC Documents that is still an asset as of the date hereof (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Except as Previously Disclosed, as of December 31, 2011, Carrollton Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% stockholder of Carrollton or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing.  All loans and extensions of credit that have been made by Carrollton Bank that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to Section 337.3 of FDIC’s Rules and Regulations comply therewith.

(y) Repurchase Agreements.  With respect to all agreements pursuant to which Carrollton or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Carrollton or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(z) Deposit Insurance.  The deposits of Carrollton Bank are insured by the FDIC in accordance with FDIA, and Carrollton Bank has paid all assessments and filed all reports required by the FDIA.

(aa) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Carrollton is not aware of and has not been advised of any facts or circumstances which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and applicable state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Carrollton pursuant to 12 C.F.R. Part 364.  It is not aware that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Carrollton Board (or, where appropriate, the board of directors of any of Carrollton’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(bb) Electronic Banking Business.  Since December 31, 2011, Carrollton and its Subsidiaries have conducted all operations with respect to Carrollton Bank’s electronic banking business in all material respects in the ordinary and usual course of business consistent with past practices, and Carrollton Bank’s electronic banking business has not suffered any change that would reasonably be expected to materially and adversely affect the amount of electronic banking fees received by Carrollton, as such fees are reflected in the most recently filed Carrollton SEC Documents.

(cc) Mortgage Banking Business.  Either Carrollton or one or more of its Subsidiaries is authorized: (i) as a supervised mortgagee by the Department of Housing and Urban Development  to originate and service Federal Housing Administration mortgage loans; (ii) by the Department of Veteran’s Affairs to originate and service loans guaranteed by the Department of Veteran’s Affairs; (iii) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage loans; and (iv) to originate mortgage loans guaranteed by the United States Department of Agriculture.  None of Carrollton or any of its Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, the Department of Veteran’s Affairs, Fannie Mae, Freddie Mac or other investor or Governmental Authority relating to the origination, sale or servicing of mortgage or consumer loans.  Neither Carrollton nor any of its Subsidiaries has received any written notice that Fannie Mae or Freddie Mac propose to materially limit or terminate the underwriting authority of Carrollton and its Subsidiaries or to materially increase the guarantee fees payable to such investor, excluding generally applicable guarantee fee increases.  Each of Carrollton and its Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Department of Housing and Urban Development, Fannie Mae, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(dd) Repurchase Obligations.  Carrollton is not subject to and has not been notified of any material repurchase obligation under any loan sold by Carrollton to a third-party investor or purchaser, including, without limitation, in connection with a whole loan transfer, nor is Carrollton aware of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.

(ee) Fairness Opinion.  Carrollton has received the opinion of Monocacy Financial Advisors, LLC, financial advisor to Carrollton, to the effect that, as of the date of this Agreement, the consideration to be received by Carrollton’s stockholders in the Parent Merger is fair to Carrollton’s stockholders from a financial point of view.

Section 6.03 Representations and Warranties of Jefferson.  Subject to Section 6.01 and except as Previously Disclosed, Jefferson hereby represents and warrants to Carrollton as follows:

(a) Organization, Standing and Authority.  Jefferson is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Jefferson is duly qualified to do business and is in good standing in the State of Delaware and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Jefferson is registered as a savings and loan holding company under the HOLA.  Bay Bank is a federal savings bank duly organized, validly existing and in good standing under the Laws of the United States.

(b) Capital Structure of Jefferson.  The authorized capital stock of Jefferson consists of 5,000,000 shares of Jefferson Common Stock, of which 2,625,000 shares are issued and outstanding as of April 8, 2012.  260,000 shares of Jefferson Common Stock are authorized and reserved for issuance upon exercise of Jefferson Stock Options as of April 8, 2012.  The outstanding shares of Jefferson Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights).  Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Jefferson Common Stock authorized and reserved for issuance, (ii) Jefferson does not have any Rights issued or outstanding with respect to Jefferson Common Stock and (iii) Jefferson does not have any commitment to authorize, issue or sell any Jefferson Common Stock.

(c) Subsidiaries.

(i) (A) Jefferson has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Jefferson owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Jefferson’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Jefferson or its Subsidiaries are fully paid and nonassessable and are owned by Jefferson or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Jefferson does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Jefferson’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) Bay Bank is an “insured bank” as defined in the FDIA.

(d) Corporate Power.  Each of Jefferson and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Jefferson has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Subject to the receipt of all requisite regulatory approvals and the expiration of all waiting periods, Bay Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Jefferson and the Jefferson Board prior to the date hereof and no stockholder approval is required on the part of Jefferson.  The Agreement to Merge, when executed by Bay Bank, shall have been approved by the Board of Directors of Bay Bank and by Jefferson, as the sole stockholder of Bay Bank.  This Agreement is a valid and legally binding agreement of Jefferson, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Jefferson or any of its Subsidiaries in connection with the execution, delivery or performance by Jefferson of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 8.01(b); (C) filings with state and federal securities authorities; (D) the filing of the articles of merger with the Department of State of the State of Delaware; (E) the expiration or termination of any applicable waiting period under the HSR Act; and (F) the third-party consents set forth on the Disclosure Schedule under Section 6.03(f)(i).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or agreement, indenture, instrument or material contract of Jefferson or of any of its Subsidiaries or to which Jefferson or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Jefferson or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, agreement, indenture, instrument or material contract.

(g) Financial Statements; Material Adverse Effect.

(i) Jefferson has previously delivered to Carrollton true and complete copies of (A) its balance sheets as of December 31, 2010 and the related statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; and (B) its interim quarterly financial reports and financial statements for the period beginning after December 31, 2010 and ended on March 31, 2012.  The documents described in clauses (A) and (B) above (collectively, the “Jefferson Financial Statements”):

(1)	are true, complete and correct;

(2)	are in accordance with the books and records of Jefferson;

(3)	present fairly and accurately the assets, liabilities, revenues, expenses and financial condition of Jefferson as of the dates thereof, and the results of operations for the periods then ended;

(4)	were prepared on a consistent basis throughout the periods involved; and

(5)	have been prepared in accordance with GAAP.

(ii) Neither Jefferson nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected on or reserved against in the consolidated balance sheet of Jefferson for the fiscal year ended December 31, 2011, (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011, or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of Jefferson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Jefferson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls of Jefferson and its Subsidiaries.

(iv) Since December 31, 2010, (A) through the date hereof, neither Jefferson nor any of its Subsidiaries nor, to Jefferson’s knowledge, any director, officer, employee, auditor, accountant or representative of Jefferson or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of Jefferson or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Jefferson or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Jefferson or any of its Subsidiaries, whether or not employed by Jefferson or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Jefferson or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Jefferson or any committee thereof or to any director or officer of Jefferson.

(h) Litigation.  Except as Previously Disclosed, as of the date of this Agreement, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Jefferson’s knowledge, threatened against or affecting Jefferson or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Jefferson or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Jefferson nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Jefferson nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws.  Except as Previously Disclosed, each of Jefferson and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act, and the rules and regulations promulgated thereunder, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing or have any such licenses would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Jefferson’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2010, any notification or communication from any Governmental Authority (A) asserting that Jefferson or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Jefferson’s knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers.  Except as Previously Disclosed, no action has been taken by Jefferson that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(l) Employee Benefit Plans.  Each of the Jefferson Plans complies in all material respects with the requirements of applicable Law, including ERISA and the Code.  For purposes of this Agreement, the term “Jefferson Plan” means each bonus, incentive compensation,  severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by Jefferson or any of its Subsidiaries.  No liability under Title IV of ERISA has been incurred by Jefferson or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a material risk to Jefferson or any of its Subsidiaries of incurring any such liability.  All payments required to have been paid by Jefferson and its Subsidiaries under the terms of each of the Jefferson Plans have been paid.

(m) Labor Matters.  Neither Jefferson nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Jefferson or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Jefferson or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Jefferson’s knowledge, threatened, nor is Jefferson aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(n) Takeover Laws.  Jefferson has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws.

(o) Environmental Matters.  Except as Previously Disclosed, to Jefferson’s knowledge, neither the conduct nor operation of Jefferson or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Jefferson’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Jefferson’s knowledge, neither Jefferson nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law.  To Jefferson’s knowledge, neither Jefferson nor any of its Subsidiaries has received any notice from any Person that Jefferson or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have any unresolved liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.  Neither Jefferson nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law.  To Jefferson’s knowledge, Jefferson and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(p) Tax Matters.

(i) Jefferson and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) Jefferson and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Jefferson and its Subsidiaries have established reserves in the Jefferson Financial Statements for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, (C) Jefferson and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) Jefferson and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in Jefferson Financial Statements, and (E) no claim has ever been made by any taxing authority in any jurisdiction in which Jefferson and/or its Subsidiaries does not file Tax Returns that Jefferson and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Jefferson and its Subsidiaries have furnished or otherwise made available to Jefferson true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) except as Previously Disclosed, there are no current audits, investigations or examinations with respect to any Tax Returns of Jefferson and its Subsidiaries, and Jefferson has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Jefferson or its Subsidiaries.

(v) (A) Neither Jefferson nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Jefferson nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Jefferson is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law).

(vi) (A) Jefferson and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax Law), (B) neither Jefferson nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) To the knowledge of Jefferson, Jefferson and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither Jefferson nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither Jefferson nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Jefferson is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) As of the date hereof, neither Jefferson nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) Risk Management Instruments.  All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Jefferson’s own account, or for the account of one or more of Jefferson’s Subsidiaries or their customers, were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Jefferson or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Jefferson nor its Subsidiaries, nor to Jefferson’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(r) Material Adverse Change.  Except as Previously Disclosed, Jefferson has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2010 that has had a Material Adverse Effect on Jefferson.

(s) Allowance for Loan Losses.  The allowance for loan losses reflected on the Jefferson Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(t) Deposit Insurance.  The deposits of Bay Bank are insured by the FDIC in accordance with FDIA, and Bay Bank has paid all assessments and filed all reports required by the FDIA.

(u) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Jefferson is not aware of and has not been advised of any facts or circumstances which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and applicable state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Jefferson pursuant to 12 C.F.R. Part 364.  It is not aware that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action.  The Jefferson Board (or, where appropriate, the board of directors of any of Jefferson’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(v) Ownership of Carrollton Shares.  As of the date hereof, Jefferson does not own any shares of Carrollton Common Stock and has not heretofore entered into any agreement or understanding with any Person to purchase or sell shares of Carrollton Capital Stock or any agreement or understanding concerning rights to acquire Carrollton Capital Stock.

(w) Book Value of Equity.  The book value of the tangible common equity of Jefferson as set forth on any and all balance sheets or statements of condition contained in or incorporated by reference into any Jefferson Financial Statement prepared as of any date since December 31, 2011 is or was greater than $31,129,000.

Section 6.04 Representations and Warranties of FSPF.

FSPF hereby represents and warrants to Carrollton as follows:

(a) Organization, Standing and Authority.  FSPF is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  FSPF is duly qualified to do business and is in good standing in the State of Delaware and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  FSPF is registered as a savings and loan holding company under the HOLA.

(b) Corporate Power.  FSPF has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FSPF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FSPF and its managing member prior to the date hereof and no member approval is required on the part of FSPF.  This Agreement is a valid and legally binding agreement of FSPF, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FSPF or any of its Subsidiaries in connection with the execution, delivery or performance by FSPF of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 8.01(b); (C) filings with state and federal securities authorities; (D) the filing of the articles of merger with the Department of State of the State of Delaware; and (E) the expiration or termination of any applicable waiting period under the HSR Act.

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or agreement, indenture or instrument of FSPF or to which FSPF or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of formation or operating agreement (or similar governing documents) of FSPF, or (C) require any consent or approval under any such Law, governmental permit or license, agreement, indenture or instrument.

(e) Merger Shares.  FSPF acknowledges that the shares of Carrollton Common Stock to be received by FSPF as the Merger Consideration (the “Merger Shares”) have not been registered under the Securities Act or under any state securities Laws.  FSPF (i) is acquiring the Merger Shares pursuant to an exemption from registration under the Securities Act and other applicable securities Laws solely for investment with no present intention to distribute any of the Merger Shares to any Person, (ii) will not sell or otherwise dispose of any of the Merger Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Merger Shares and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(f) Financial Capacity. FSPF has immediate access to all funds necessary to pay for the Investment and FSPF has the financial capacity to perform all of its other obligations under this Agreement.

ARTICLE VII  —
COVENANTS

Section 7.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Jefferson, FSPF and Carrollton agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in ARTICLE VIII hereof, and each shall cooperate fully with the other parties hereto to that end.

Section 7.02 Stockholder Approval.  Carrollton agrees to use its reasonable best efforts to take, in accordance with applicable Law and the Carrollton Articles and Carrollton Bylaws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the “Carrollton Meeting”), as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement, as well as any other matters required to be approved by Carrollton’s common stockholders for consummation of the Parent Merger.  The Carrollton Board shall recommend that the stockholders of Carrollton vote in favor of such adoption and approval (the “Carrollton Recommendation”).  Notwithstanding the preceding sentence, in the event that subsequent to the date of this Agreement the Carrollton Board determines after consultation with independent legal counsel that it would be inconsistent with its fiduciary duties not to withdraw, modify or qualify such recommendation, the Carrollton Board may, prior to the Carrollton Meeting, so withdraw, modify or qualify its adoption of this Agreement or such recommendation; provided, however, that Carrollton shall nevertheless, subject to the provisions of this Section 7.02, submit this Agreement to the stockholders of Carrollton for adoption and approval at the Carrollton Meeting and shall use its reasonable best efforts to do so as promptly as practicable.  Nothing in this Section 7.02 shall restrict the right of Carrollton to receive the Termination Fee pursuant to Section 9.02(b).  For the avoidance of doubt, this Section 7.02 shall not survive the termination of this Agreement.

Section 7.03 Proxy Statement.

(a) Carrollton agrees to prepare, pursuant to all applicable Laws, a proxy statement to be filed by Carrollton with the SEC in connection with the solicitation of proxies from the Carrollton stockholders to approve Parent Merger (the “Proxy Statement”).  Jefferson and FSPF agree to cooperate, and Jefferson shall cause its Subsidiaries to cooperate, with Carrollton, its counsel and its accountants, in preparation of the Proxy Statement.  Provided that Jefferson and its Subsidiaries and FSPF have cooperated as required above, Carrollton agrees to file the preliminary Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 30 days after the date hereof.  Carrollton agrees to use all reasonable efforts to obtain, prior to the Effective Date, all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Jefferson and FSPF agree to furnish to Carrollton all information concerning Jefferson, its Subsidiaries, and FSPF and their respective officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b) Each of Jefferson, FSPF and Carrollton agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to the stockholders of Carrollton Common Stock and at the time of the Carrollton Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statement is made, not false or misleading.  Each of Jefferson, FSPF and Carrollton further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

Section 7.04 Press Releases.  Each of Jefferson, FSPF and Carrollton agrees that it will not, without the prior approval of the other parties, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or Nasdaq rules.

Section 7.05 Access; Information.

(a) Carrollton and Jefferson agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other and their respective officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as each may reasonably request and, during such period, it shall furnish promptly to the other (i) a copy of each material report, schedule, application, notice and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request.  In no event, however, shall Carrollton or Jefferson be obligated to (i) provide access or disclose any information to the other where such access or disclosure would violate any agreement not to disclose confidential information; or (ii) provide access to board minutes that discuss the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter such party reasonably determines should be treated as confidential.

(b) Each of Carrollton and Jefferson agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of Law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each of Carrollton and Jefferson shall cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request.  Each of Carrollton and Jefferson will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries.  Without limiting the foregoing, senior officers of Carrollton and Jefferson shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Carrollton and Jefferson and their Subsidiaries, in accordance with applicable law, and each party shall give due consideration to the other’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Jefferson nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of Carrollton or any of its Subsidiaries prior to the Effective Time.

(d) Representatives of Bay Bank and Carrollton Bank shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems used by Bay Bank to those used by Carrollton Bank, or vice versa, which planning shall include, but not be limited to, discussion of the possible termination by Bay Bank or Carrollton Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Bay Bank or Carrollton Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services.  Neither Bay Bank nor Carrollton Bank shall be obligated to take any such action prior to the Effective Time and, unless otherwise agreed by Bay Bank and Carrollton Bank, no conversion shall take place prior to the Effective Time.  In the event that Carrollton Bank takes, at the request of Bay Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Bay Bank shall indemnify Carrollton Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Parent Merger is not consummated for any reason other than a breach of this Agreement by Carrollton.

Section 7.06 Acquisition Proposals.

(a) Carrollton agrees that:

(i) neither it nor any of its Subsidiaries nor any of its officers and directors or the officers and directors of any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its Subsidiaries (collectively, its “Representatives”) not to, (A) initiate, solicit or encourage, directly or indirectly, any inquiries regarding or the making or implementation of any Acquisition Proposal, (B) furnish information or access to any Person that has made an Acquisition Proposal to the Carrollton Board or that makes an Acquisition Proposal to the Carrollton Board after the date hereof, or (C) participate in discussions or negotiate with any Person concerning any Acquisition Proposal;

(ii) notwithstanding Section 7.06(a)(i) above, prior to the receipt of the Carrollton Stockholder Approval, Carrollton may, directly or indirectly through its Representatives, (A) furnish information and access to any Person that has made an Acquisition Proposal to the Carrollton Board or that makes an Acquisition Proposal to the Carrollton Board after the date hereof and (B) participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in either such case set forth in clause (A) or (B) of this sentence, (1) such Acquisition Proposal did not result from a breach of this Section 7.06(a), (2) the Carrollton Board determines in good faith, after consultation with Carrollton’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal, and (3) Carrollton receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Carrollton and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the confidentiality agreement between Jefferson and Carrollton and any information provided to such Person has previously been provided to Jefferson or is provided to Jefferson concurrently with its provision to such Person;

(iii) notwithstanding anything in this Agreement to the contrary, Carrollton shall (i) promptly (but in no event later than two (2) Business Days) advise Jefferson, orally and in writing, of (x) the receipt by it (or any of its Representatives) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Carrollton or any of its Subsidiaries or for access to the properties, books or records Carrollton or any of its Subsidiaries by any Person or entity that informs the Carrollton Board or the board of directors of any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (ii) keep Jefferson fully informed of the status and material details of any such proposal or inquiry and any material developments with respect thereto; and

(iv) Carrollton shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been given prior to the date hereof under any such provisions authorizing any Person to make an Acquisition Proposal.

(b) Prior to the receipt of the Carrollton Stockholder Approval, Carrollton may terminate this Agreement, if (i) the Carrollton Board authorizes Carrollton, subject to complying with the terms of this Section 7.06, to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of this Agreement, Carrollton enters into a definitive agreement with respect to a Superior Proposal.

(c) Except as expressly permitted by this Section 7.06(c), neither the Carrollton Board nor any committee thereof shall (i) fail to make, withdraw, modify, qualify or place any condition on, or propose publicly to withhold, withdraw, modify, qualify or place any condition on, in any manner adverse to Jefferson or its affiliates, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Parent Merger, or the Carrollton Recommendation, or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal other than the Merger (any of the foregoing, a “Change in Recommendation”).  For purposes of this Agreement, a Change in Recommendation shall not include any notice provided with respect to any Acquisition Proposal and Carrollton’s views thereof prior to any definitive Change in Recommendation.  In addition to the foregoing, Carrollton shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.  Notwithstanding the foregoing, and subject to Section 7.06(d), prior to the date of the Carrollton Meeting, the Carrollton Board may effect a Change in Recommendation if it concludes in good faith (and based on the advice of its outside legal advisors) that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) Prior to terminating this Agreement pursuant to Section 7.06(b) or making any Change in Recommendation in connection with an Acquisition Proposal pursuant to Section 7.06(c): (i) Carrollton shall have complied in all material respects with Section 7.06(a) and Section 7.06(f); (ii) Carrollton shall have given Jefferson written notice of the intention of the Carrollton Board to take such action, with such notice specifying the material terms and conditions of the Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, a copy of all material documents relating thereto and a copy of and all information provided to such Person that had not previously been provided to Jefferson, and five Business Days after delivery of such notice for Jefferson to propose revisions to the terms of this Agreement (or make another proposal), and if Jefferson proposes to revise the terms of this Agreement, Carrollton shall not have submitted to the vote of its stockholders any Acquisition Proposal other than the Merger during the pendency of any negotiations during such five Business Day period between Carrollton (including its financial and legal advisors) and Jefferson and its Representatives with respect to such proposed revisions; and (iii) the Carrollton Board shall have determined in good faith, after considering the results of such negotiations with Jefferson and giving effect to any proposals, amendments or modifications offered or agreed to by Jefferson, if any, that such Acquisition Proposal constitutes a Superior Proposal.  In the event the Carrollton Board does not make the determination referred to in clause (iii) of this paragraph, the Carrollton Board shall not effect such termination or Change in Recommendation and thereafter if the Carrollton Board determines that it proposes or intends to effect a termination of this Agreement or Change in Recommendation, the procedures referred to above shall apply to any subsequent proposed termination of this Agreement or Change in Recommendation.  In the event of any material revisions to any Acquisition Proposal subject to the provisions of this Section 7.06(d), Carrollton shall be required to deliver a new written notice to Jefferson and to again comply with the requirements of this Section 7.06(d) with respect to such new written notice, except that the five Business Day period referred to above shall be reduced to three Business Days.

(e) Subject to Jefferson’s rights under ARTICLE IX, nothing in this Section 7.06 shall prohibit the Carrollton Board from taking and disclosing to Carrollton’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Carrollton Board, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary obligations to Carrollton’s stockholders under applicable Law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall not change the effect of such actions under this Agreement unless the Carrollton Board reaffirms the Carrollton Recommendation in such disclosure.

(f) Carrollton and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Jefferson) conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all Persons other than Jefferson who have been furnished confidential information regarding Carrollton or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information.  Neither Carrollton nor the Carrollton Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

(g) For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Acquisition Proposal” means any proposal or offer with respect to the following involving Carrollton or any of its Significant Subsidiaries (other than the Merger or the Election): (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 7.06, that (1) relates to (A) the issuance by Carrollton of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any person of any of (i) a majority of the outstanding Carrollton Common Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of Carrollton, (2) is otherwise on terms that the Carrollton Board determines in good faith, after consultation with Carrollton’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to Carrollton and its stockholders than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the Carrollton Board, reasonably capable of being completed on its stated terms, taking into account the material financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

(h) For the avoidance of doubt, this Section 7.06 shall not survive the termination of this Agreement.

Section 7.07 Financial and Other Statements.

(a) Promptly upon receipt thereof, each of Carrollton and Jefferson will furnish to the other party copies of each annual, interim or special audit of the books of such party and its Subsidiaries made by its independent auditors and copies of all internal control reports submitted to such party by such auditors in connection with each annual, interim or special audit of the books of such party and its Subsidiaries made by such auditors.

(b) During the period from the date of this Agreement to the Effective Time, each of Carrollton and Jefferson shall promptly furnish the other party with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(c) To the extent permitted by applicable Law, each of Carrollton and Jefferson will advise the other party promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of such party or any of its Subsidiaries.

(d) With reasonable promptness, each of Carrollton and Jefferson will furnish to the other party such additional financial data that such party possesses and as the other party may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 7.08 Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No party hereto will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 7.09 Reports.  Each of Jefferson, FSPF and Carrollton shall file (and shall cause their respective Subsidiaries to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC (if applicable) and any other Regulatory Authorities having jurisdiction over such party, and each party shall deliver to the other parties copies of all such reports promptly after the same are filed.  Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 7.10 Nasdaq Listing.  Carrollton will use all reasonable best efforts to cause the shares of Carrollton Common Stock to be issued in the Parent Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 7.11 Regulatory Applications.

(a) Carrollton, FSPF and Jefferson and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.  Any initial filings with Governmental Authorities shall be made by the responsible party as soon as reasonably practicable after the execution hereof but, provided that the other parties have cooperated as described above, in no event later than 30 days after the date hereof, except as otherwise set forth in this Agreement.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall, to the extent practicable, consult with the others on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of its Subsidiaries to any third party or Governmental Authority.

Section 7.12 TARP Redemption.  Carrollton shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Carrollton or one of its Subsidiaries of all (or such portion as Jefferson may designate) of the issued and outstanding shares of TARP Preferred Stock from Treasury or other holders thereof and the cancellation or liquidation of the TARP Warrant, before, concurrently with or immediately after the Effective Time on terms deemed satisfactory by Carrollton and Jefferson.  In furtherance of the foregoing, Jefferson shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Carrollton in connection with such repurchase or redemption, including by (i) furnishing all information concerning Jefferson and its Subsidiaries and FSPF that Carrollton or any applicable Governmental Authority may request in connection with such repurchase or redemption or with respect to the effects of such purchase on the surviving corporation or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Carrollton deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Jefferson, FSPF and Carrollton and such holder) to effect the repurchase or redemption of such shares as Carrollton may reasonably request (provided that neither Jefferson nor any of its Subsidiaries nor FSPF shall be required to agree to any obligation that is not contingent upon the consummation of the Parent Merger).  Prior to and at the Closing, Carrollton shall take such actions as may be required in connection with repurchase or redemption of the TARP Preferred Stock.

Section 7.13 Carrollton Employees; Director and Management; Indemnification.

(a) All employees of Carrollton, Jefferson and their Subsidiaries as of immediately prior to the Effective Time shall be employed by Carrollton or one or more of their Subsidiaries (including Bay Bank) immediately following the Effective Date  (the “Continuing Employees”).  Such employment of the Continuing Employees shall be subject to Carrollton’s and its Subsidiaries’ usual terms, conditions and policies of employment.  Notwithstanding anything contained herein to the contrary, neither Carrollton, nor any of its Subsidiaries are obligated to continue to employ any employee of Carrollton for any period of time following the Effective Date.

(b) Carrollton shall honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, all employment agreements listed on Section 7.13(b) of the Disclosure Schedule, subject to any limitations imposed under applicable Law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Carrollton or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable Law.

(c) After the Effective Date, each Continuing Employee who was not a party to an agreement listed on Section 7.13(b) of the Disclosure Schedule and whose employment with Carrollton (or one of its Subsidiaries) is terminated by Carrollton (or the applicable Subsidiary) without cause (as determined by Carrollton in its discretion) within six months following the Effective Date shall be eligible to receive severance benefits in accordance with Section 7.13(c) of the Disclosure Schedule, subject to the terms thereof and any limitations imposed under applicable Law or by any Regulatory Authority.

(d) During the period from the date of this Agreement to the Effective Time, Representatives of Carrollton and Jefferson or their Subsidiaries shall review the existing employee benefit plans and programs of Carrollton, Jefferson, and their Subsidiaries and work toward developing a package of employee benefit plans and programs that could be implemented or continued by Carrollton and its Subsidiaries on or after the Effective Date; provided, however, that nothing in this Section 7.13(d) shall obligate Carrollton or any of its Subsidiaries to make any changes to employee benefit plans and programs.  Notwithstanding anything contained herein to the contrary, (i) nothing in this Agreement shall limit the ability of Carrollton or its Subsidiaries from revising, amending or terminating any Carrollton Plan or other employee benefit plan, program or policy from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any Carrollton Plan, and (iii) no provision of this Section 7.13(d) shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of Carrollton or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.  Prior to the Effective Date, Carrollton shall take all actions that may be requested by Jefferson with respect to (i) causing one or more of the Carrollton Plans to terminate as of the Effective Date, or as of the date immediately preceding the Effective Date, as requested by Jefferson, (ii) causing benefit accruals or entitlements under any Carrollton Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Effective Date of any insurance policy or arrangement relating to any Carrollton Plan, or (iv) facilitating the merger of any Carrollton Plan into any employee benefit plan of Jefferson or any of its Subsidiaries.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 7.13(d) shall be subject to Jefferson’s prior review and approval.

(e) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Carrollton or Jefferson (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Jefferson or Carrollton, or any of their Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  On and after the Effective Date, Carrollton shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Carrollton.  Any Indemnified Party wishing to claim Indemnification under this Section 7.13(e), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Carrollton thereof, provided that the failure of any Indemnified Party to so notify Carrollton shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Carrollton.  Carrollton’s obligations under this Section 7.13(e) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(f) Carrollton agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Jefferson and Carrollton and any of their Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 7.13(f) shall be deemed to preclude the liquidation, consolidation or merger of Carrollton or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of the successor to Carrollton or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(g) Carrollton, from and after the Effective Date, will cause the persons who served as directors or officers of Jefferson or Carrollton on or before the Effective Date to be covered by Carrollton’s existing directors’ and officers’ liability insurance policy (provided that Carrollton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 7.13(g) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date.  Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date; provided, however, that in no event shall Carrollton be required to expend more than 250% of the current amount expended by it (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, if such premiums for such insurance would at any time exceed 250% of the Insurance Amount, then Carrollton shall cause to be maintained policies of insurance which, in Carrollton’s good faith determination, provide the maximum coverage available at annual premium equal to 250% of the Insurance Amount.  Jefferson agrees to renew any existing insurance or to purchase any “discovery period” insurance provided for thereunder at Carrollton’s request.

(h) Carrollton shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party or Covered Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.13.

(i) In the event Carrollton or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Carrollton assume the obligations set forth in this Section 7.13(i).

(j) The provisions of Section 7.13(e), Section 7.13(f), Section 7.13(g) and Section 7.13(i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and Covered Party and their respective heirs and representatives.

Section 7.14 Notification of Certain Matters.  Each of Jefferson, FSPF and Carrollton shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

Section 7.15 Governance Matters.

Prior to the Effective Time, Jefferson shall designate six independent directors from the Jefferson Board as nominees to serve on the boards of directors of Carrollton and Bay Bank upon consummation of the Parent Merger.  Carrollton shall, subject to the reasonable approval of Jefferson, designate three directors of the Carrollton Board to serve on the boards of directors of Carrollton and Bay Bank upon consummation of the Parent Merger.  Carrollton shall reconstitute the boards of directors of Carrollton and its Subsidiaries (including Bay Bank) such that each shall have nine directors and shall cause the appointment of the Jefferson nominees or Carrollton nominees, as the case may be, to each of the boards effective as of the Effective Time, including by seeking and accepting resignations of incumbent directors.

Section 7.16 Tax Treatment.  (i) Each of Carrollton, FSPF and Jefferson agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code, and (ii) each of Carrollton, FSPF and Jefferson agrees to take any action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code.

Section 7.17 No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Carrollton, FSPF and Jefferson will not do any act or suffer any omission that would cause any of the representations or warranties made in ARTICLE VI of this Agreement to become untrue or incorrect in any material respect.

Section 7.18 Consents.  Each of Carrollton, FSPF and Jefferson shall use its reasonable best efforts to obtain any required third party consents to the transactions contemplated by this Agreement.

Section 7.19 Insurance Coverage.  Each of Carrollton and Jefferson shall cause each of the policies of insurance listed in its Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

Section 7.20 Correction of Information.  Each of Carrollton, FSPF and Jefferson shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

Section 7.21 Confidentiality.  Except for the use of information in connection with the Proxy Statement described in Section 7.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Jefferson, FSPF and Carrollton, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Proxy Statement with the SEC, this Section 7.21 shall not apply to information included in the Proxy Statement.  Jefferson, FSPF and Carrollton agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  Jefferson, FSPF and Carrollton agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Jefferson, FSPF or Carrollton to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  It is agreed and understood that the obligations of Jefferson, FSPF and Carrollton contained in this Section 7.21 shall survive the Closing or termination of this Agreement.

Section 7.22 Certain Policies.  Prior to the Effective Time, to the extent permitted by Law, Carrollton shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Jefferson, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Jefferson; provided, however, that Carrollton shall not be obligated to take any such action pursuant to this Section 7.22 unless and until (i) Jefferson irrevocably acknowledges to Carrollton in writing that all conditions to consummate the Parent Merger have been satisfied; and (ii) Jefferson irrevocably waives in writing any and all rights that it may have to terminate this Agreement.

Section 7.23 Taxes.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01, Carrollton shall not, and shall cause each of its Subsidiaries not to: (1) fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Carrollton or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Time, (2) make, change or revoke any material election (including any accounting method) in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, (4) fail to maintain the books, accounts and records of Carrollton or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses, (5) incur any material Tax liability outside of the ordinary course of business, or (6) consent to any extension or waiver of any statute of limitations with respect to any Tax claim.

Section 7.24 Completion of the Investment.  Prior to the Effective Time and subject to the satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.03, FSPF shall complete the Investment and shall remit to Jefferson all funds required to be paid by FSPF in connection with its purchase of shares of Jefferson Common Stock.

ARTICLE VIII  —
CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

Section 8.01 Conditions to Each Party’s Obligation to Effect the Parent Merger.  The respective obligation of each of Carrollton, FSPF and Jefferson to consummate the Parent Merger is subject to the fulfillment or written waiver by Carrollton, FSPF and Jefferson prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly adopted by the requisite vote of Carrollton’s common stockholders.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Jefferson Board or Carrollton Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Carrollton after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the Jefferson Board or Carrollton Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Nasdaq Listing.  The shares of Carrollton Common Stock to be issued in the Parent Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e) Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing on the Closing Date, Carrollton and Jefferson shall have received an opinion from counsel to Carrollton and Jefferson, respectively, each dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (2) holders of Jefferson Common Stock who receive Carrollton Common Stock in the Parent Merger in exchange for all of their shares of Jefferson Common Stock will not recognize any gain or loss with respect to shares of Carrollton Common Stock received (except with respect to cash received instead of a fractional share interest in Carrollton Common Stock).

Section 8.02 Conditions to Obligation of Carrollton.The obligation of Carrollton to consummate the Parent Merger is also subject to the fulfillment or written waiver by Carrollton prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Jefferson and FSPF set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 6.03(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Jefferson or FSPF.  Carrollton shall have received a certificate, dated the Effective Date, signed on behalf of Jefferson by its President to such effect.

(b) Performance of Obligations of Jefferson.  Jefferson and FSPF shall have performed in all material respects all obligations required to be performed by Jefferson and FSPF under this Agreement at or prior to the Effective Time, and Carrollton shall have received a certificate, dated the Effective Date, signed on behalf of Jefferson by its President to such effect.

(c) Completion of the Investment.  Prior to the Effective Time, FSPF shall have completed the Investment and shall have remitted to Jefferson all funds required to be paid by FSPF in connection with its purchase of shares of Jefferson Common Stock.

Section 8.03 Conditions to Obligation of Jefferson.  The obligation of Jefferson to consummate the Parent Merger is also subject to the fulfillment or written waiver by Jefferson prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Carrollton set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date) ; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 6.02(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures o such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Carrollton.  Jefferson shall have received a certificate, dated the Effective Date, signed on behalf of Carrollton by the Chief Executive Officer and the Chief Financial Officer of Carrollton to such effect.

(b) Performance of Obligations of Carrollton.  Carrollton shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Jefferson shall have received a certificate, dated the Effective Date, signed on behalf of Carrollton by the Chief Executive Officer and the Chief Financial Officer of Carrollton to such effect.

(c) Financial Conditions.  As of the Closing Date (before giving effect to the closing of the Election, the Investment and the Merger), Carrollton and its Subsidiaries shall have, on a consolidated basis, as reflected on the most recent financial statements contained in the Carrollton SEC Documents or Carrollton Bank’s Call Reports (1) no more than $23,500,000 in assets classified as “substandard,” “doubtful” or “loss,” as such classifications are defined in the Asset Quality section of the Office of Thrift Supervision Examination Handbook (Jul. 2010), and (2) a book value of common equity of at least $22,000,000.

(d) TARP Redemption.  Carrollton shall have caused, or shall have entered into one or more definitive agreements to effect, the repurchase or redemption by Carrollton or one of its Subsidiaries of all (or such portion as Jefferson may designate) of the issued and outstanding shares of TARP Preferred Stock from Treasury or other holders thereof and the cancellation or liquidation of the TARP Warrant, before, concurrently with or immediately after the consummation of the Parent Merger.

(e) Registration Rights Agreement.  Carrollton and Jefferson shall have entered into a Registration Rights Agreement, in the form attached hereto as Exhibit C, setting forth the terms and conditions under which Carrollton shall be obligated to effect the registration of the Merger Shares on the appropriate form with the SEC.

ARTICLE IX   —
TERMINATION

Section 9.01 Termination.  This Agreement may be terminated, and the Parent Merger may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of Carrollton and Jefferson.

(b) Breach.  At any time prior to the Effective Time, by Carrollton or Jefferson in the event of either: (i) a breach by Carrollton on the one hand or by Jefferson or FSPF on the other hand of any representation or warranty of it contained herein (subject to the matters set forth in each party’s Disclosure Schedule, as applicable), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by Carrollton on the one hand or by Jefferson or FSPF on the other hand of any of its covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Parent Merger under ARTICLE VIII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay.  At any time prior to the Effective Time, upon written notice given by Carrollton or Jefferson, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by December 31, 2012 (“Termination Date”), provided that if (i) the Effective Time has not occurred by such date by reason of non-satisfaction of any condition set forth in Section 8.01(b) and (ii) all other conditions in Article VIII have theretofore been satisfied or are capable of being satisfied, either Carrollton or Jefferson may extend the Termination Date until February 28, 2013 upon written notice to the other party prior to December 31, 2012; provided, however, that the right to terminate this Agreement or delay the Termination Date pursuant to this Section 9.01(c) shall not be available to a party if the failure of the Parent Merger then to be consummated arises out of or results from the action or inaction, in breach of the obligation in Section 7.01, of the party seeking to terminate the Agreement or delay the Termination Date.

(d) No Approval.  Upon written notice given by Jefferson or Carrollton in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority; (ii) the stockholders of Carrollton Common Stock fail to adopt this Agreement at the Carrollton Meeting and approve the Parent Merger; or (iii) any of the closing conditions have not been met as required by ARTICLE VIII hereof.

(e) Acceptance of a Superior Proposal.  By Carrollton, upon written notice to Jefferson, pursuant to Section 7.06(b) and subject to complying with the terms of Section 7.06.

(f) Adverse Action.  By Jefferson, if (i) the Carrollton Board submits this Agreement (or the plan of merger contained herein) to its stockholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Carrollton Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 7.02; or (iii) the Carrollton Board recommends to its stockholders an Acquisition Proposal other than the Parent Merger.

Section 9.02 Termination Fee.

(a) Payment of Fee by Carrollton.  In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any Person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 9.01(c) without the approval of the Carrollton stockholders of this Agreement and the Merger having been obtained or pursuant to Section 9.01(d)(ii) and (z) within one year after the termination of this Agreement, the Acquisition Proposal referred to in Section 9.02(a)(i)(x) above or any Acquisition Proposal with such Person making the Acquisition Proposal referred to in Section 9.02(a)(i)(x) above shall have been consummated or any definitive agreement with respect to such Acquisition Proposal shall have been entered into (provided that for purposes of this clause (z) the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Jefferson pursuant to Section 9.01(b) (if such termination is based on a material breach of Section 7.02 or Section 7.06) or pursuant to Section 9.01(f);

then Carrollton shall pay to Jefferson a termination fee of $750,000 (the “Termination Fee”) (A) in the case of clause (i) above, one Business Day after the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of a termination described in clause (ii) above, one Business Day after the delivery of the written notice of termination required by Section 9.01(b)(ii).  In no event shall Carrollton be required to pay the Termination Fee on more than one occasion.

(b) Payment of Fee by Jefferson.  In the event that:

(i) this Agreement is terminated by Carrollton pursuant to Section 9.01(b) if such termination is based on a material breach of Section 6.04(f) or Section 7.24; or

(ii) this Agreement is terminated by Carrollton pursuant to Section 9.01(c) or  Section 9.01(d)(iii) if such termination is based on a failure to satisfy the condition to Closing set forth in Section 8.02(c).

then Jefferson shall pay to Carrollton the Termination Fee (A) in the case of clause (i) above, one Business Day after delivery of the written notice of termination required by Section 9.01(b), (B) in the case of a termination described in clause (ii) above, one Business Day after the delivery of the written notice of termination required by Section 9.01(c) or Section 9.01(d)(iii).  In no event shall Jefferson be required to pay the Termination Fee on more than one occasion.

(c) Continuing Liability.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.02(a) and Section 10.01; and (ii) that termination will not relieve a breaching party from liability or damages for any breach of this Agreement giving rise to such termination (except that in the event that the Termination Fee is paid by Carrollton to Jefferson in accordance with Section 9.02(a), the payment of such Termination Fee shall be the sole and exclusive remedy for breaches of this Agreement).

ARTICLE X  —
MISCELLANEOUS

Section 10.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 7.04, Section 7.13, Section 7.15, Section 7.16, Section 7.21 and this ARTICLE X, each of which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 7.03(b), Section 7.04, Section 7.05(b), Section 7.21, Section 9.02 and this ARTICLE X, each of which shall survive such termination).

Section 10.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law.

Section 10.03 Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

Section 10.04 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.05 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given upon delivery if personally delivered or telecopied (with confirmation) or on the next business day if mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Carrollton, to:

Carrollton Bancorp
7151 Columbia Gateway Drive, Suite A
Columbia, MD 21046
Attention:  Robert A. Altieri
Facsimile No: (410) 312-5435

With copies to:

K&L Gates LLP

Southeast Financial Center, Suite 3900
200 South Biscayne Boulevard
Miami, FL 33131-2399
Attn: Clayton Parker
Facsimile No: (305) 358-7095

K&L Gates LLP
1601 K. Street, NW
Washington, DC 20006
Attention:  Thomas F. Cooney, III
Facsimile No: (202) 778-9000

If to Jefferson, to:

Jefferson Bancorp, Inc.
2328 West Joppa Road, Suite 325
Lutherville, MD 21093
Attention:  Kevin B. Cashen
Facsimile No: (410) 494-2589

With a copy to:

Arnold & Porter, LLP
555 Twelfth Street, N.W.
Washington, DC 20004
Attention:  Paul D. Freshour
Facsimile No: (202) 942-5999

If to FSPF, to:

Financial Services Partners Fund I, LLC
1826 Jefferson Place, NW
Washington, DC 20036
Attention:  Richard Perry
Facsimile No: (202) 775-8365

With a copy to:

Arnold & Porter, LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attention:  Paul D. Freshour
Facsimile No: (202) 942-5999

Section 10.06 Entire Understanding; No Third-Party Beneficiaries.  This Agreement and any ancillary agreements entered into by the parties represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement and any such ancillary agreements supersede any and all other oral or written agreements heretofore made (other than any such separate agreement).  Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties and Covered Parties shall be third party beneficiaries of and entitled to enforce Section 7.13.

Section 10.07  Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.08 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 10.09 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 10.10 Assignment.  Except to the extent provided in this Agreement, Carrollton and Jefferson may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party.  Any purported agreement in violation hereof shall be void.

Section 10.11 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CARROLLTON BANCORP

By:	/s/Robert A. Altieri
Name: Robert A. Altieri
Title: President and CEO

JEFFERSON BANCORP, INC.

By:	/s/Kevin B. Cashen
Name: Kevin B. Cashen
Title: President and Chief Executive Officer

FINANCIAL SERVICES PARTNERS FUND I, LLC
By:	Hovde Acquisition I LLC,
its Managing Member

By:	/s/Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.
Title: Managing Member

Signature Page to Agreement and Plan of Merger

Exhibit A

Articles of Incorporation of Carrollton

Exhibit B

Bylaws of Carrollton

Exhibit C

Registration Rights Agreement